EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-106667 and 333-95711) and in the Registration Statements on Form S-8 (Nos. 333-123192, 333-119049, 333-108175, 333-104672, 333-101479, 333-99221, 333-91812, 333-91764, 333-81398, 333-71530, 333-71528, 333-66076, 333-66074, 333-65512, 333-59428, 333-58896, 333-57542, 333-48716, 333-48714, 333-48712, 333-44264, 333-32898, 333-93839, 333-93719, 333-79997, 333-76667, 333-76665, 333-68703, 333-52035, 333-24831, 333-00535 and 033-59153) of Cypress Semiconductor Corporation of our report dated March 23, 2004 related to the financial statements of SMaL Camera Technologies, Inc. as of and for the year ended December 31, 2003, appearing in this Current Report on Form 8-K/A of Cypress Semiconductor Corporation.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

April 25, 2005